                                                                    EXHIBIT 99.1

                                                                   April 1, 2002

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

                        Re:    Arthur Andersen LLP (AA)

The purpose of this letter is to address the requirements of the Securities and Exchange Commission (SEC) with respect to issuers that include accountants reports from AA issued after March 14, 2002 in filings with the SEC.

     In connection with the audit of the consolidated financial statements of SpectRx, Inc. and subsidiary (the "Company") as of December 31, 2001 and for the year then ended, AA has issued a report to the shareholders and directors of the Company dated February 14, 2002. The Report is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     In accordance with the requirements of the SEC, the Company has received the following written representations from AA.

     We have audited the consolidated financial statements of SpectRx, Inc. and subsidiary as of December 31, 2001 and for the year then ended and have issued our report thereon dated February 14, 2002. We represent that this audit was subject to our quality control system for the United States accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.


                 SPECTRX, INC.


                 By:   /s/ Thomas H. Muller, Jr.
                 Chief Financial Officer